Exhibit 99.1

PBI Bank Named Best Places to Work in Kentucky for 2014

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 30, 2014--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that PBI Bank, Inc. was recently named as one of the Best Places to Work in Kentucky for 2014 in the medium-sized companies category. The awards program was created in 2005 and is a project of the Kentucky Chamber of Commerce, the Kentucky Society for Human Resource Management (KYSHRM) and Best Companies Group.

This statewide survey and awards program was designed to identify, recognize and honor the best places of employment in Kentucky, benefiting the state's economy, its workforce and businesses.

To be considered for participation, companies had to fulfill the following eligibility requirements:

  Have at least 15 employees working in Kentucky;
  Be a for-profit or not-for-profit business or government entity;
  Be a publicly or privately-held business;
  Have a facility in the state of Kentucky; and
  Must be in business a minimum of one year.

Companies from across the state entered the two-part process to determine the Best Places to Work in Kentucky. The first part consisted of evaluating each nominated company's workplace policies, practices, and demographics. This part of the process was worth approximately 25 percent of the total evaluation. The second part consisted of an employee survey to measure the employee experience, which was worth approximately 75 percent of the total evaluation. The combined scores determined the top companies and the final ranking. Best Companies Group managed the overall registration and survey process in Kentucky, analyzed the data and used their expertise to determine the final rankings.

“PBI Bank is honored to receive this distinction of being named one of the best employers in the state,” said John T. Taylor, PBI Bank President and CEO. “The success of our bank is dependent on our most important asset, our employees, and we are committed to providing an engaging workplace where integrity, teamwork and service excellence is recognized and rewarded.”

PBI Bank will be recognized and honored at the Best Places to Work in Kentucky 10th Annual Awards Dinner on Thursday, April 24, 2014 at Heritage Hall in the Lexington Convention Center. The final rankings will be announced at the event. A magazine recognizing the winners and their final rankings will be released for statewide distribution at that time.

For more information on the Best Places to Work in Kentucky program, visit http://BestPlacesToWorkKY.com or contact Jackie Miller at (877) 455-2159.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.0 billion in assets as of September 30, 2013. Through Porter’s subsidiary PBI Bank, it operates 18 full-service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

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CONTACT:
Porter Bancorp, Inc.
Melissa G. Lucas, 502-499-4800
Director of Marketing and Communications